                                                                     Exhibit 3.4

                             ARTICLES OF AMENDMENT
                                      of
                            UNCLE B's BAKERY, INC.



TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

     Pursuant to section 1002 of the Iowa Business Corporation Act (the "Act"), the undersigned corporation adopts the following amendment to the corporation's articles of incorporation.

I. The name of the corporation is Uncle B's Bakery, Inc. (referred to herein as the "Corporation").

II. The Corporation's Articles of Incorporation are hereby amended by designating a series of the Corporation's Class B Stock, such series to be known as the "Class B, Series 2 Preferred Stock" (referred to herein as the "Series 2 Preferred Stock"). The preferences, limitations and relative rights of the Series 2 Preferred Stock shall be as follows:

     Section 1. Designation and Rank. The number of shares which shall constitute the Series 2 Preferred Stock shall be four hundred twenty thousand (420,000) shares, $0.01 par value per share. All shares of Series 2 Preferred Stock shall rank equally and be identical in all respects. The Corporation shall not be restricted from issuing additional securities of any kind, including shares of preferred stock of any class, series or designation (including, without limitation, preferred stock ranking in parity as to rights and preferences with the Series 2 Preferred Stock now or hereafter authorized), provided that issuances of the Series 2 Preferred Stock shall be limited to issuances upon exercise of warrants (the "Warrants") issued pursuant to the Warrant Agreement (the "Warrant Agreement") dated as of July 12, 1995, as amended, between the Corporation and Creditanstalt Corporate Finance, Inc. ("Creditanstalt").

     Section 2. Dividends. Dividends and other distributions, payable in cash or other property shall be paid on the Series 2 Preferred Stock equally, ratably and on a parity with such dividends and other distributions paid on the Class A Stock, as and when such dividends and other distributions are declared by the Board of Directors of the Corporation, as though the Class A Stock and Series 2 Preferred Stock were one and the same class; provided that in determining the number of shares of Series 2 Preferred Stock outstanding and entitled to receipt of any such dividend or other distribution, each share of Series 2 Preferred Stock outstanding shall be deemed to be equal to the number of shares of Class A Stock into which one share of Series 2 Preferred Stock could have been converted on the record date for determining the holders of Class A Stock and Series 2 Preferred Stock entitled to receive payment of such dividend or other distribution, after giving effect to any adjustments.

     Section 3. Voting Rights. Except as otherwise specifically provided by the Iowa Business Corporation Act, as amended, the holders of Series 2 Preferred Stock shall not be entitled to vote or give a consent to or on any matters required or permitted to be submitted to the shareholders of the Corporation for their approval.

     Section 4. Liquidation. The Series 2 Preferred Stock shall be preferred upon liquidation over the Class A Stock and any other class or classes of stock of the Corporation which by its terms expressly provides that it ranks junior in rights and preferences to the Series 2 Preferred Stock upon liquidation, so that holders of shares of Series 2 Preferred Stock shall be entitled to be paid, after full payment is made on any stock ranking prior to the Series 2 Preferred Stock as to rights and preferences, but before any distribution is made to the holders of the Class A Stock and such junior stock upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation. The amount payable on each share of Series 2 Preferred Stock in the event of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall be $0.01 per share. If, upon any such liquidation, dissolution or winding up of the Corporation, its net assets are insufficient to permit the payment in full of the amounts to which the holders of all outstanding shares of Series 2 Preferred Stock are entitled as above provided, the entire net assets of the Corporation remaining (after full payment is made on any classes or series of stock ranking prior to the Series 2 Preferred Stock) shall be distributed among the holders of shares of Series 2 Preferred Stock in amounts proportionate to the full preferential amounts to which they and holders of shares of preferred shares ranking in parity with the Series 2 Preferred Stock are entitled. After such payment shall have been made in full to the holders of the Series 2 Preferred Stock, the holders of the outstanding Series 2 Preferred Stock shall be entitled to no further participation in such distribution of the assets of the Corporation and the remaining assets of the Corporation shall be divided and distributed among the holders of the other classes of stock then outstanding according to their respective rights and shares. For the purpose of this Section 4, the voluntary sale, lease, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all the Corporation's property or assets to, or its consolidation or merger with, one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation, voluntary or involuntary. Notwithstanding the foregoing, in the event that any holder of Series 2 Preferred Stock converts its Series 2 Preferred Stock to Class A Stock pursuant to Section 5 hereof, the right to preferential liquidation rights with respect to such converted stock pursuant to this Section 4 shall be immediately terminated.

     Section 5.  Conversion Provisions.

      (a) Subject to the provisions for adjustment hereinafter set forth, each share of Series 2 Preferred Stock shall be convertible at any time at the option of the holder thereof, upon surrender to the transfer agent for the Series 2 Preferred Stock of the Corporation of the certificate or certificates evidencing the shares so to be converted, into one fully paid and non-assessable share of Class A Stock of the Corporation. Notwithstanding the foregoing provisions of this Section 5, a holder of Series 2 Preferred Stock shall not have the right to convert the Series 2 Preferred Stock held by it if the Class A Stock to be received upon conversion would, when aggregated with the shares of Class A Stock (other than shares of Non-Attributable Stock (as defined herein)) previously issued as Warrant Shares (as that term is defined herein) or issued in conversion of Series 2 Preferred Stock previously issued as Warrant Shares or owned or previously owned by such Holder, exceed 4.99% of the then outstanding Class A Stock, unless the holder is a party other than a bank or an Affiliate of a bank which is subject to the provisions of the Bank Holding Company Act of 1956 and the Class A Stock to be issued upon such conversion will constitute Non-Attributable Stock, as hereinafter defined. For purposes of this provision, "Non-Attributable Stock" shall mean shares of Class A Stock or Series 2 Preferred Stock which have been previously sold, or were issued pursuant to the exercise of Warrants which were previously sold, either (i) in a widely dispersed public offering; (ii) in a private placement in which no purchaser, individually or in concert with others, acquired Class A Stock, Series 2 Preferred Stock, Warrants or any combination thereof, representing (upon conversion, in the case of the Series 2 Preferred Stock, and upon exercise for Class A Stock, in the case of the Warrants) more than 2% of the outstanding Class A Stock; (iii) in compliance with Rule 144 (or any rule which is a successor thereto) of the Securities Act of 1933, as amended; or (iv) in the secondary market in a market transaction executed through a registered broker-dealer in blocks of no more than 2.0% of the shares outstanding of the Corporation in any six month period. The Corporation is entitled to rely on any certificate provided to the Corporation by the holder of the Series 2 Preferred Stock with respect to the holder's compliance with this Section 5. For purposes of this provision, "Affiliate" of any individual, corporation, trust, partnership or other entity shall mean any other individual, corporation, trust, partnership or other entity directly or indirectly controlling, controlled by or under direct or indirect common control with such individual, corporation, trust, partnership or other entity. For purposes of this definition, as to Creditanstalt, Affiliate shall include any partnership a majority of the partners of which are officers, directors, employees or Affiliates of Creditanstalt, and as to the Corporation, Affiliate shall not include Creditanstalt.

     (b) The number of shares of Class A Stock into which an issued and outstanding share of Series 2 Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

          (i) If the Corporation shall (x) declare a dividend on the Class A Stock in shares of its capital stock (whether shares of Class A Stock, Series 2 Preferred Stock or of capital stock of any other class), (y) split or subdivide the outstanding Class A Stock or (z) combine the outstanding Class A Stock into a smaller number of shares, each share of Series 2 Preferred Stock outstanding at the time of the record date for such dividend or of the effective date of such split, subdivision or combination shall thereafter entitle the holder of such share of Series 2 Preferred Stock to receive the aggregate number and kind of shares which, if such share of Series 2 Preferred Stock had been converted immediately prior to such time, such holder would have owned or have become entitled to receive by virtue of such dividend, subdivision or combination. Such adjustment shall be made successively whenever any event listed above shall occur and, if a dividend which is declared is not paid, each share of Series 2 Preferred Stock outstanding shall again entitle the holder thereof to receive the number of shares of Class A Stock as would have been the case had such dividend not been declared. If at any time, as a result of an adjustment made pursuant to this subsection 5(b)(i), the holder of any share of Series 2 Preferred Stock thereafter converted shall become entitled to receive any shares of capital stock of the Corporation other than shares of Class A Stock, thereafter the number of such other shares so receivable upon conversion of any share of Series 2 Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Class A Stock contained in this subsection 5(b).

          (ii) If the Corporation shall issue any shares of Class A Stock without consideration or at a price per share less than the Current Market Price Per Share (as herein defined) of the Class A Stock as at the date of such issuance, including any shares of Class A Stock deemed to have been issued pursuant to this subsection 5(b)(ii) but excluding any Exempted Securities or shares of Class A Stock issued upon the exercise of Subsequent Warrants (both as herein defined), each share of Series 2 Preferred Stock outstanding on the date of such issuance shall thereafter entitle the holder of such share of Series 2 Preferred Stock to receive upon conversion thereof a number of shares of Class A Stock equal to the product of (y) the number of shares of Class A Stock to which the holder of such share of Series 2 Preferred Stock was entitled immediately prior to such issuance and (z) the quotient that is obtained by dividing:

               (A) the total number of shares of Class A Stock outstanding immediately after such issuance (including any shares of Class A Stock deemed to have been issued pursuant to this subsection 5(b)(ii))

                         by

               (B)   the sum of

               (i) the number of shares of Class A Stock outstanding immediately prior to such issuance plus

               (ii) the number of shares of Class A Stock which the aggregate consideration received (or deemed to be received) by the Corporation upon such issuance would purchase at such Current Market Price Per Share.

For purposes of any adjustment of the number of shares of Class A Stock obtainable upon the conversion of any shares of Series 2 Preferred Stock pursuant to this subsection 5(b)(ii), the following provisions shall be applicable:

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

     (1) In the case of the issuance of Class A Stock for cash, the consideration therefor shall be deemed to be the amount of cash paid therefor, without deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Corporation in connection with the issuance or sale thereof.

     (2) In the case of the issuance of Class A Stock for a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined by agreement between the holders of a majority of the shares of Series 2 Preferred Stock outstanding and the Corporation or, in the absence of such an agreement, by an independent investment banking firm or an independent appraiser engaged by the Corporation and reasonably acceptable to the holders of a majority of the shares of Series 2 Preferred Stock outstanding. The cost of such independent investment banking firm or independent appraiser will be borne by the Corporation unless the refusal of the holders of the Series 2 Preferred Stock to agree with the Corporation's position was not reasonable, in which case such cost shall be borne by the holders of Series 2 Preferred Stock who did not agree. In the case of any issuance of Class A Stock upon the exercise of any warrants, options or other rights or the conversion or exchange of any convertible or exchangeable securities, the aggregate consideration received by the Corporation upon such issuance shall be deemed to include the consideration, if any, received by the Corporation upon the issuance of such warrants, options or rights or such convertible or exchangeable securities (excluding any cash received on account of accrued interest or accrued dividends) and, in the case of any conversion or exchange of securities, shall not include any amount attributable to the converted or exchanged securities.

     (3) If (A) the Corporation shall issue warrants or options to purchase or rights to subscribe for Class A Stock other than Exempted Securities (as defined herein), and (B) the consideration, if any, received by the Corporation upon the issuance of such warrants, options or rights plus the minimum aggregate consideration required to be paid upon exercise of such warrants, options or rights (the amount of such consideration to be determined in each case as set forth above) shall be less than the product of the Current Market Price Per Share on the date of such issuance multiplied by the maximum number of shares of Class A Stock deliverable upon such exercise, then such aggregate maximum number of shares shall be deemed to have been issued at the time such warrants, options or rights were issued and for a consideration equal to such minimum aggregate consideration.

     (4) If (A) the Corporation shall issue (y) securities which are by their terms convertible into or exchangeable for Class A Stock or (z) warrants or options to purchase or rights to subscribe for any such convertible or exchangeable securities, and (B) the consideration received by the Corporation for any such securities or any such options or rights (excluding any cash received on account of accrued interest or accrued dividends) plus the minimum aggregate consideration (not including any amount attributed to the converted or exchanged securities), if any, to be received by the Corporation upon the conversion or exchange of such securities or upon the exercise of such options and the conversion or exchange of the securities received upon such exercise, as the case may be (the amount of such consideration to be determined in each case as set forth above) shall be less than the product of the Current Market Price Per Share on the date of such issuance multiplied by the maximum number of shares deliverable upon conversion of or in exchange for such convertible or exchangeable securities or upon the exercise of any such options and subsequent conversion or exchanges thereof, then such aggregate maximum number of shares shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to such minimum aggregate consideration.

          (5) Upon any reduction in the exercise price payable upon exercise of any of such warrants, options or rights as are referred to in this subsection 5(b)(ii) or any reduction in the amount of consideration required to be paid or the conversion or exchange price or ratio payable upon conversion or exchange of any of such convertible or exchangeable securities, in each case other than a change resulting from any antidilution provisions thereof which are no more favorable in such instance to the holder thereof than the provisions of this subsection 5(b) are to the holders of the Series 2 Preferred Stock, (A) if an adjustment shall previously have been made pursuant to this subsection 5(b)(ii) in respect of such warrants, options or rights or such securities, the number of shares of Class A Stock obtainable upon the conversion of the shares of Series 2 Preferred Stock shall forthwith be readjusted to such number of shares as would have obtained had the adjustment made upon the issuance of such warrants, options, rights or securities as have not been exercised, converted or exchanged prior to such change (or any prior adjustment made pursuant to this subdivision (5)) been made upon the basis of such change, and (B) if an adjustment has not previously been made pursuant to this subsection 5(b)(ii) in respect of such options or rights or such securities, then such warrants, options or rights or such securities shall be deemed to have been granted or issued (as the case may be) for purposes of this subsection 5(b)(ii) as of the date of such reduction, and any adjustments required to be made pursuant to this subsection 5(b)(ii) as a result of such deemed grant or issuance shall forthwith be made effective as of such date.

          (6) All grants or issuances of options or other rights to acquire shares of Class A Stock (or securities convertible into or exchangeable for shares of Class A Stock) issued to any officer, director or employee of the Corporation or of any Subsidiary of the Corporation or to members of the immediate family of any of them ("Management Options"), and all issuances of shares of Class A Stock (or securities convertible into or exchangeable for shares of Class A Stock) under or pursuant to such Management Options shall, for purposes of subsection 5(b)(ii), be deemed to be granted and issued for no consideration except to the extent cash or notes are paid therefor.

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

          (7) If and when any shares of Series 2 Preferred Stock shall be converted as set forth herein, (A) if there shall be any outstanding warrants or options (other than Subsequent Warrants) to purchase or rights to subscribe for shares of Class A Stock and any outstanding warrants or options (other than Subsequent Warrants) to purchase or rights to subscribe for or securities which are by their terms convertible into or exchangeable for Class A Stock which in each case would, if issued on the date of such conversion, result in an adjustment pursuant to either subdivisions (3) or
     (4) of this subsection 5(b)(ii), then such warrants or options shall be deemed to have been exercised in full immediately prior to the conversion of such shares of Series 2 Preferred Stock for a consideration equal to the consideration, if any, received by the Corporation upon the issuance of such options or rights plus the minimum aggregate consideration required to be paid upon exercise of such options or rights (the amount of such consideration to be determined in each case as set forth above), and (B) if there shall be any outstanding securities which are by their terms convertible into or exchangeable for Class A Stock at the time of such conversion or at any time thereafter which in each case would, if issued on the date of such conversion, result in an adjustment pursuant to subdivision (4) of this subsection, then such securities shall be deemed to have been converted or exchanged in full immediately prior to the conversion of such shares of Series 2 Preferred Stock for a consideration equal to the consideration received by the Corporation for any such securities plus the minimum aggregate consideration (not including any amount attributed to the converted or exchanged securities), if any, required to be paid upon the conversion or exchange of such securities (the amount of such consideration to be determined in each case as set forth above); provided that any adjustment made pursuant to this subdivision (7) of subsection 5(b)(ii) shall only be made with respect to such shares of Series 2 Preferred Stock as are then being converted.

          (8) Shares of Class A Stock owned by or held for the account of the Corporation or any majority-owned subsidiary of the Corporation shall not be deemed outstanding for the purpose of any computation made pursuant to this subsection 5(b)(ii). Any adjustment required to be made pursuant to this subsection 5(b)(ii) shall be made successively whenever the date of issuance or deemed issuance of any such Class A Stock or any such options, rights or convertible or exchangeable securities is fixed (which date of issuance shall be the record date for such issuance if a record date therefor is fixed) and, in the event that (A) such shares or options, rights, warrants or convertible or exchangeable securities are not so issued, or (B) any such option, right, warrant or convertible or exchangeable security (or the conversion or exchange right thereunder) expires according to its terms without having been exercised, converted or exchanged, each share of Series 2 Preferred Stock outstanding shall, as of the date of cancellation of such issuance in the case of clause (A) above and the date of such expiration in the case of clause (B) above, entitle the holder thereof to receive the number of shares of Class A Stock as would have been the case had the date of such issuance of such unissued options, rights, warrants or convertible or exchangeable securities not been fixed or such expired options, rights, warrants or convertible or exchangeable securities not been issued, as the case may be.

          (iii) In the event of any capital reorganization of the Corporation, or of any reclassification of the Class A Stock (other than a subdivision or combination of outstanding shares of Class A Stock), or in case of the consolidation of the Corporation with or the merger of the Corporation with or into any other corporation or of the sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation, each share of Series 2 Preferred Stock shall after such capital reorganization, reclassification of Class A Stock, consolidation, merger or sale be convertible upon the terms and conditions specified herein, for the number of shares of stock or other securities or assets to which a holder of the number of shares of Class A Stock into which such share of Series 2 Preferred Stock shall be convertible (at the time of such capital reorganization, reclassification of Class A Stock, consolidation, merger or sale) would have been entitled upon such capital reorganization, reclassification of Class A Stock, consolidation, merger or sale; and in any such case, if necessary, the provisions set forth in this subsection 5(b) with respect to the rights thereafter of the holders of the shares of Series 2 Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or assets thereafter deliverable upon the conversion of the shares of Series 2 Preferred Stock.

          (iv) If any event occurs, as to which, in the good faith opinion of the Board of Directors of the Corporation, the other provisions of this subsection 5(b) are not strictly applicable or (if strictly applicable) would not fairly protect the conversion rights of the shares of Series 2 Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid, but in no event shall any such adjustment have the effect of decreasing the number of shares of Class A Stock obtainable upon the conversion of each 1 share of Series 2 Preferred Stock from that which would otherwise be determined pursuant to this subsection 5(b).

          (v) No adjustment in the number of shares of Class A Stock into which a share of Series 2 Preferred Stock shall be convertible shall be required unless such adjustment would require an increase or decrease in the aggregate number of such shares of Class A Stock obtainable of at least 1%, provided that any adjustments which by reason of this subsection 5(b)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subsection 5(b) shall be made to the nearest cent or to the nearest hundredth of a share, as the case may be.

          (vi) Irrespective of any adjustments in the number or kind of shares obtainable upon the conversion of a share of Series 2 Preferred Stock, certificates theretofore or thereafter issued may continue to express the same number and kind of shares as are stated on the certificates initially issuable therefor.

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

          (vii) If any question shall at any time arise with respect to the number of shares of Class A Stock into which a share of Series 2 Preferred Stock is then convertible following any adjustment pursuant to this subsection 5(b), such question shall be determined by agreement between the holders of a majority of the shares of Series 2 Preferred Stock and the Corporation or, in the absence of such an agreement, by an independent investment banking firm or an independent appraiser engaged by the Corporation and reasonably acceptable to the Corporation and the holders of a majority of shares of Series 2 Preferred Stock and such determination shall be binding upon the Corporation and the holders of the shares of Series 2 Preferred Stock. The cost of such independent investment banking firm or independent appraiser will be borne by the Corporation unless the refusal of the holders of the Series 2 Preferred Stock to agree with the Corporation's position was not reasonable, in which case such cost shall be borne by the holders of Series 2 Preferred Stock who did not agree.

          (viii) Anything in this subsection 5(b) to the contrary notwithstanding, the Corporation shall be entitled to make such increases in the number of shares of Class A Stock into which a share of Series 2 Preferred Stock shall be convertible, in addition to those adjustments required by this subsection 5(b), as it in its sole discretion shall determine to be advisable in order that any consolidation or subdivision of the Class A Stock, or any issuance wholly for cash or any shares of Class A Stock at less than the Current Market Price Per Share, or any issuance wholly for cash or shares of Class A Stock or securities which by their terms are convertible into or exchangeable for shares of Class A Stock or any stock dividend, or any issuance of rights, options or warrants referred to hereinabove in this subsection 5(b), hereinafter made by the Corporation to the holders of its Class A Stock shall not be taxable to them.

          (ix) For purposes of this subsection 5(b), the following terms shall have the following meanings:

          "Current Market Price Per Share" shall mean, with respect to any shares of the Class A Stock, as of any particular date of determination:

               (A) if the Class A Stock is then reported on the Composite Transactions Tape, the average of the daily closing prices for the 20 consecutive trading days immediately prior to such date as reported on the Composite Transactions Tape (as adjusted for any stock dividend, split, combination or reclassification that occurred during such 20-day period); or

               (B) if the Class A Stock is not then reported on the Composite Transaction Tape but is then listed or admitted to trading on a national securities exchange, the average of the daily last sale prices regular way of the Class A Stock, for the 20 consecutive trading days immediately prior to such date (as adjusted for any stock dividend, split, combination or reclassification that occurred during such 20-day period), on the principal national securities exchange on which the Class A Stock is traded or, in case no such sale takes place on any such day, the average of the closing bid and asked prices regular way, in either case on such national securities exchange; or

               (C) if the Class A Stock is not then reported on the Composite Transaction Tape but is then traded in the over-the-counter market, the average of the daily closing sales prices, or, if there is no closing sales price, the average of the closing bid and asked prices, in the over-the-counter market, for the 20 consecutive trading days immediately prior to such date (as adjusted for any stock dividend, split, combination or reclassification that occurred during such 20-day period), as reported by the National Association of Securities Dealers' Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau, Incorporated or any successor thereof, or, if not so reported the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Board of Directors of the Corporation for that purpose; or

               (D) if no such prices are then furnished, the higher of (x) the Exercise Price for the Warrants and (y) the fair market value of a share of Class A Stock as determined by agreement between the holders of a majority of the shares of Series 2 Preferred Stock and the Corporation or, in the absence of such an agreement, by an independent investment banking firm or an independent appraiser engaged by the Corporation (in either case the cost of which engagement will be borne one-half by the Corporation and one-half by the holders of a majority of the shares of Series 2 Preferred Stock outstanding) and reasonably acceptable to the holders of a majority of the shares of Series 2 Preferred Stock.

    "Exempted Securities" shall mean (A) Warrant Shares, (B) shares of the Corporation's capital stock issued as a stock dividend described in subsection 5(b)(i), (C) options and warrants granted as of the date hereof to purchase up to 1.010,200 shares of Class A Stock of the Corporation and shares of Class A Stock issuable upon exercise of such options and warrants, (D) up to 750,000 shares of the Corporation's Class A Stock to be sold to an Employee Stock Ownership Plan to be established by the Corporation at a purchase price not less than the fair market value of such shares as determined in accordance with the applicable provisions of the Internal Revenue Code of 1986, as amended, or the regulations promulgated thereunder, and (E) employee options granted after the date hereof at not less than the Current Market Price Per Share to purchase up to 388,600 shares of Class A Stock and shares of Class A Stock issuable upon exercise of such options. The limit in clauses (A) through (E) shall be proportionately adjusted for dividends and other distributions payable in and for subdivisions and combinations of shares of Class A Stock.

          "Subsequent Warrants" shall mean warrants to purchase not more than 500,000 shares of Class A Stock issued after the date hereof for services or property which the Board of Directors of the Corporation believes in good faith to be of value to the Corporation at an exercise price not less than the Current Market Price Per Share on the date of issuance of such warrants. The limit on the number of shares subject to Subsequent Warrants shall be proportionately adjusted for dividends and other distributions payable in and for subdivisions and combinations of shares of Class A Stock.

          "Warrant Agreement" shall mean the Warrant Agreement dated July 12, 1995 between the Corporation and Creditanstalt, as amended.

          "Warrant Shares" shall mean the shares of Class A Stock or Series 2 Preferred Stock issued or issuable upon the exercise of the Warrants or Class A Stock issued or issuable upon conversion of the Series 2 Preferred Stock, in each case as the number of such shares may be adjusted from time to time pursuant to the Warrant Agreement.

          "Warrants" shall mean the warrants issued pursuant to the Warrant Agreement.

     (c) Upon any adjustment of the number of the shares of Class A Stock issuable upon conversion of shares of Series 2 Preferred Stock pursuant to this
Section 5, the Corporation shall promptly but in any event within 20 days thereafter, cause to be given to each of the registered holders of the Series 2 Preferred Stock, at its address appearing on the Register for the Series 2 Preferred Stock by registered mail, postage prepaid, return receipt requested a certificate signed by its chairman, president or chief financial officer setting forth the number of shares of Class A Stock issuable upon conversion of shares of Class A Stock as so adjusted and describing in reasonable detail the facts accounting for such adjustment and the method of calculation used. Where appropriate, such certificate may be given in advance and included as a part of the notice required to be mailed under the other provisions of this resolution.

     (d) The Corporation will at all times have authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue shares of Class A Stock upon the conversion of the Series 2 Preferred Stock, the number of shares of Class A Stock deliverable upon conversion of the Series 2 Preferred Stock.

     (e) The Corporation shall not be required to issue fractional shares of Class A Stock upon conversion of the Series 2 Preferred Stock but shall pay for any such fraction of a share an amount in cash equal to the current market price per share of Class A Stock of such share (determined in accordance with the provisions of subsection 5(b)(ix) hereof) multiplied by such fraction.

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     (f) The Corporation will pay all taxes attributable to the issuance of shares of Class A Stock upon conversion of shares of Series 2 Preferred Stock, provided that the Corporation shall not be required to pay any income tax incurred by the holder upon issuance, conversion, sale or exchange of the Series 2 Preferred Stock or any tax which may be payable in respect of any transfer involved in the issue of any shares of Class A Stock in a name other than that of the registered holder of the Series 2 Preferred Stock surrendered for conversion, and the Corporation shall not be required to issue or deliver such certificate unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

     Section 6.  Notices to Holders of Series 2 Preferred Stock.  In the event:

          (a) that the Corporation shall authorize the issuance to all holders of Class A Stock of rights or warrants to subscribe for or purchase capital stock of the Corporation or of any other subscription rights or warrants; or

          (b) that the Corporation shall authorize the distribution to all holders of Class A Stock of evidences of its indebtedness or assets (including, without limitation cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in Class A Stock); or

          (c) of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the conveyance or transfer of the properties and assets of the Corporation substantially as an entirety, or of any capital reorganization or reclassification or change of the Class A Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); or

          (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

          (e) that the Corporation proposes to take any other action which would require an adjustment in the number of shares of Class A Stock or other securities or assets issuable upon conversion of shares of Series 2 Preferred Stock pursuant to Section 5;

then the Corporation shall cause to be given to each of the registered holders of the Series 2 Preferred Stock at its address appearing on the Register for the Series 2 Preferred Stock, at least 10 calendar days prior to the applicable record date, if any, hereinafter specified, or, if no such record date is specified, 10 calendar days prior to the taking of any action referred to in clause (a) through (e) above, by registered mail, postage prepaid, return receipt requested, a written notice stating (i) the date as of which the holders of record of Class A Stock to be

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entitled to receive any such rights, warrants or distribution are to be determined, or (ii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or (iii) the date on which such other action is to be effected, and the date as of which it is expected that holders of record of Class A Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up or other action. The failure to give the notice required by this Section 6 or any defect therein shall not affect the legality or validity of any distribution, right, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up or other action referred to above, or the vote upon any such action.

III.  The date of adoption of the amendment was November 14, 1996.

IV. Pursuant to sections 602 and 1002 of the Act, shareholder approval is not required for this Amendment.

      Dated this 15th day of November, 1996.


                                        UNCLE B's BAKERY, INC.


                                        By /s/ Wm. Howard McClennan, Jr.
                                           ---------------------------------
                                           Wm. Howard McClennan, Jr.
                                           Secretary and Treasurer

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